                                                                     EXHIBIT 2.3

                            ASSET PURCHASE AGREEMENT


                                       BY


                                       AND


                                      AMONG


                                  EAEDP, INC.,

                                       AND

                          WORLD WEB TECHNOLOGIES INC.,

                                       AND

                         FRANK VERHAGEN, MICHAEL LAZAR,
                          KIM LERNER AND JEAN BROCKMAN


                               SEPTEMBER 20, 1999

                                TABLE OF CONTENTS

                                                                                                             Page #
                                                                                                             ------
1.       Definitions..............................................................................................1

2.       Basic Transaction........................................................................................5
         (a)      Purchase and Sale of Assets.....................................................................5
         (b)      Assumption of Liabilities.......................................................................5
         (c)      Purchase Price..................................................................................6
         (d)      The Closing.....................................................................................6
         (e)      Deliveries at the Closing.......................................................................6
         (f)      Allocation......................................................................................6

3.       Representations and Warranties of the Seller.............................................................6
         (a)      Organization and Corporate Power................................................................6
         (b)      Authorization of Transaction....................................................................6
         (c)      Noncontravention................................................................................7
         (d)      Title to Assets.................................................................................7
         (e)      Financial Statements. ..........................................................................8
         (f)      Events Subsequent to Most Recent Fiscal Year End................................................8
         (g)      Undisclosed Liabilities.........................................................................9
         (h)      Legal Compliance................................................................................9
         (i)      Tax Matters.....................................................................................9
         (j)      Intellectual Property..........................................................................10
         (k)      Tangible Assets................................................................................11
         (l)      Contracts......................................................................................11
         (m)      Notes and Accounts Receivable..................................................................12
         (n)      Powers of Attorney.............................................................................13
         (o)      Litigation.....................................................................................13
         (p)      Employee Benefits..............................................................................13
         (q)      Guaranties.....................................................................................13
         (r)      Certain Business Relationships with the Division...............................................13
         (s)      Year 2000......................................................................................13
         (t)      Customers......................................................................................14
         (u)      Software.......................................................................................14
         (v)      Disclosure.....................................................................................14

4.       Representations and Warranties of the Buyer.............................................................14
         (a)      Organization of the Buyer......................................................................15
         (b)      Authorization of Transaction...................................................................15
         (c)      Noncontravention...............................................................................15

5.       Pre-Closing Covenants...................................................................................15
         (a)      General........................................................................................15
         (b)      Notices and Consents...........................................................................16
         (c)      Operation of Business..........................................................................16
         (d)      Preservation of Business.......................................................................16
         (e)      Full Access....................................................................................16
         (f)      Notice of Developments.........................................................................16
         (g)      Exclusivity....................................................................................16
         (h)      Server Test....................................................................................17

6.       Post-Closing Covenants..................................................................................17
         (a)      General........................................................................................17
         (b)      Litigation Support.............................................................................17
         (c)      Transition.....................................................................................17
         (d)      Confidentiality................................................................................17
         (e)      Covenant Not to Compete........................................................................18
         (f)      Advisory Board.................................................................................18
         (g)      Proprietary Software...........................................................................19

7.       Conditions to Obligation to Close.......................................................................19
         (a)      Conditions to Obligation of the Buyer..........................................................19
         (b)      Conditions to Obligation of the Seller and the Seller Stockholders.............................21

8.       Remedies for Breaches of This Agreement.................................................................21
         (a)      Survival of Representations and Warranties.....................................................21
         (b)      Indemnification Provisions for Benefit of the Buyer............................................22
         (c)      Indemnification Provisions for Benefit of the Seller...........................................22
         (d)      Matters Involving Third Parties................................................................23
         (e)      Determination of Adverse Consequences..........................................................24
         (f)      Other Indemnification Provisions...............................................................24

9.       Termination.............................................................................................24
         (a)      Termination of Agreement.......................................................................24
         (b)      Effect of Termination..........................................................................25

10.      Miscellaneous...........................................................................................25
         (a)      Press Releases and Public Announcements........................................................25
         (b)      No Third-Party Beneficiaries...................................................................25
         (c)      Entire Agreement...............................................................................25
         (d)      Succession and Assignment......................................................................26
         (e)      Counterparts...................................................................................26
         (f)      Headings.......................................................................................26
         (g)      Notices........................................................................................26

         (h)      Governing Law..................................................................................27
         (i)      Amendments and Waivers.........................................................................27
         (j)      Severability...................................................................................27
         (k)      Expenses.......................................................................................28
         (l)      Construction...................................................................................28
         (m)      Incorporation of Exhibits and Schedules........................................................28
         (n)      Tax Matters....................................................................................28
         (o)      Execution......................................................................................28
         (p)      Specific Performance...........................................................................29
         (q)      Dispute Notification and Resolution Procedure..................................................29
         (r)      Submission to Jurisdiction.....................................................................30


Exhibit A--Bill of Sale and Assignment
Exhibit B--Allocation Schedule
Exhibit C--Financial Statements and Projections
Exhibit D--Noncompete Geographic Area
Exhibit E--Form of Noncompete Agreement
Exhibit F--Form of Transitional Services Agreement
Disclosure Schedule--Exceptions to Representations and Warranties

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of September 20, 1999, by and among EAEDP, Inc., a Colorado corporation (the "Buyer"), World Web Technologies Inc., an Alberta corporation (the "Seller"), and Frank Verhagen, an individual, Michael Lazar, an individual, Kim Lerner, an individual, and Jean Brockman, an individual (collectively, the "Seller Stockholders"). The Buyer, the Seller and the Seller Stockholders are each referred to individually herein as a "Party" and collectively as the "Parties."

         This Agreement contemplates a transaction in which the Buyer will purchase all of the assets related to the Seller's Discovery Place web site (www.discoveryplace.com) and directly related business in return for cash.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1. Definitions.

         "Acquired Assets" means all right, title, and interest in and to all of the assets constituting the Business, including without limitation all (a) Intellectual Property in connection with the Energy Industry and the Seller's right, title, and interest in and to the name "Discovery Place," goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions,
(b) agreements, contracts, instruments, Security Interests, other similar arrangements, and rights thereunder, (c) accounts, notes, and other receivables,
(d) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of taxes), (e) approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (f) books, records, ledgers, account histories, files, documents, correspondence, lists, customer lists, drawings, specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, (g) software, source codes, and all software development tools necessary to maintain and modify the software, including without limitation Publishing Software MC20, Surplus Equipment Software, Crude Oil Pricing Software, Prospects and Properties Software, Closing Stock Quotes Software, Alberta Public Offerings Software (including map search of current offerings and process data files), ?pageedit PHP Software, Analyzer Software, C++ code, Perl code and script, database administration and code, SQL code and applications, SQL statements within Perl code, and any integration software relative thereto and any other applicable proprietary software, software code, and tools and applications (collectively, "Proprietary Software"), each in connection with the Energy Industry, (h) a hard disk containing working copies of software, source codes, and software development tools necessary to maintain and modify the software, including without limitation Linux 2.0.36, RedHat 5.2, Apache 1.3.6, MySQL 3.22.21, Perl 5.005.02, PHP 3.07, and any other applicable open source software, software code, and tools and applications (collectively, the "Open

Source Software" and, with the Proprietary Software, the "Software"), (i) the URL for the Discovery Place web site (www.discoveryplace.com), (j) databases,
(k) physical mediums required for the Seller to deliver the Software to the Buyer, including without limitation hard drives, disks, tapes and other storage mediums, and (l) all electronic data associated with customers of the Business (i.e., graphics, graphic design logos, written content); provided, however, that the Acquired Assets shall not include (A) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation, (B) any of the rights of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement), (C) the Proprietary Software or Intellectual Property in connection with any industries other than the Energy Industry, or (D) any other real or personal property of the Seller.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

         "Advisory Board" has the meaning set forth in Section 6(f) below.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Agreement" has the meaning set forth in the preface above.

         "Applicable Rate" means the prime rate of interest as set forth from time to time in the Denver, Colorado edition of the Wall Street Journal.

         "Arbitrator" has the meaning set forth in Section 10(q)(iii)(C) below.

         "Basket" has the meaning set forth in Section 8(b)(i) below.

         "Bill of Sale" has the meaning set forth in Section 2(e)(iii)(A) below.

         "Business" means the Seller's Discovery Place web site (www.discoveryplace.com) and all directly related business including, without limitation, the Acquired Assets, members, advertisers, subscribers, and customers and accounts receivable related to the Energy Industry; provided, however, that the Business shall not include the Seller's Internet access dial-up customers.

         "Buyer" has the meaning set forth in the preface above.

         "Claim Notice" has the meaning set forth in Section 10(q)(i) below.

         "Claimant" has the meaning set forth in Section 10(q)(i) below.

         "Claims" has the meaning set forth in Section 10(q) below.

         "Closing" has the meaning set forth in Section 2(d) below.

         "Closing Date" has the meaning set forth in Section 2(d) below.

         "Confidential Information" means any information concerning the businesses and affairs of the Division, the Buyer and the Buyer's Affiliates that is not already generally available to the public.

         "Customer Software" has the meaning set forth in Section 3(u) below.

         "Database" has the meaning set forth in Section 3(u)(A) below.

         "Disclosure Schedule" has the meaning set forth in Section 3 below.

         "Division" means the Seller with respect to the Business.

         "EAE" has the meaning set forth in Section 6(f) below.

         "Employee Benefit Plans" has the meaning set forth in Section 3(p) below.

         "Energy Industry" means the energy and related services industries, including, without limitation, the petroleum, natural gas, electricity, power, wind or any alternative energy form industries.

         "Excepted Intellectual Property" has the meaning set forth in Section 3(j)(i) below.

         "Financial Statements" has the meaning set forth in Section 3(e) below.

         "Income Tax" means any federal, state, provincial, municipal, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

         "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Indemnified Party" has the meaning set forth in Section 8(d) below.

         "Indemnifying Party" has the meaning set forth in Section 8(d) below.

         "Intellectual Property" means, with respect to the Business, (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos and trade names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (including data and related documentation), source codes, tools, middleware, and graphic templates, (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium).

         "Knowledge" means actual knowledge after reasonable investigation.

         "Most Recent Financial Statements" has the meaning set forth in Section 3(e) below.

         "Most Recent Fiscal Month End" has the meaning set forth in Section 3(e) below.

         "Most Recent Fiscal Year End" has the meaning set forth in Section 3(e) below.

         "Noncompete Agreement" has the meaning set forth in Section 7(a)(vii) below.

         "Notified Party" has the meaning set forth in Section 10(q)(i) below.

         "Open Source Software" has the meaning set forth in the definition of "Acquired Assets" above.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) with respect to the Division.

         "Other Acquisition Transaction" has the meaning set forth in Section 5(g) below.

         "Party(ies)" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Proprietary Software" has the meaning set forth in the definition of "Acquired Assets" above.

         "Purchase Price" has the meaning set forth in Section 2(c) below.

         "Securities Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Seller" has the meaning set forth in the preface above.

         "Seller Most Recent Financial Statements" has the meaning set forth in
Section 3(e) below.

         "Seller Stockholder" has the meaning set forth in the preface above.

         "Software" has the meaning set forth in the definition of "Acquired Assets" above.

         "Subsidiary" means any entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient equity securities to control such entity.

         "System" has the meaning set forth in Section 3(s) below.

         "Third Party Claim" has the meaning set forth in Section 8(d) below.

         "Transaction Documents" has the meaning set forth in Section 3(b) below.

         "Transitional Services Agreement" has the meaning set forth in Section 7(a)(viii) below.

         "Year 2000 Compliant" has the meaning set forth in Section 3(s) below.

         2. Basic Transaction.

                  (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2. The Parties agree that the transfer of copyrights included in the Acquired Assets shall be irrevocable.

                  (b) Assumption of Liabilities. The Buyer will not assume or have any responsibility with respect to any obligation or liability of the Seller other than obligations of the

Division under contracts and agreements set forth on Section 3(l) of the Disclosure Schedule arising, incurred, for or in connection with any period subsequent to the Closing Date.

                  (c) Purchase Price. The Buyer agrees to pay to the Seller at the Closing US$500,000 (the "Purchase Price") by delivery of cash payable by certified check.

                  (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Jacobs Chase Frick Kleinkopf & Kelley, LLC, 1050 17th Street, Suite 1500, Denver, Colorado 80265, commencing at 9:00 a.m. local time on September 28, 1999 or such other date as the Parties may mutually determine (the "Closing Date").

                  (e) Deliveries at the Closing. At the Closing, (i) the Seller and the Seller Stockholders will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below; (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7(b) below; (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer (A) the Bill of Sale and Assignment substantially in the form attached hereto as Exhibit A (the "Bill of Sale") and
(B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request; and (iv) the Buyer will deliver to the Seller the consideration specified in Section 2(c) above.

                  (f) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit B; provided, however, that the Buyer may amend such allocation schedule prior to the Closing with the consent of the Seller, such consent not to be unreasonably withheld.

         3. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs and subparagraphs contained in this Section 3 and the paragraphs and subparagraphs corresponding thereto in this Section 3 shall reference the Disclosure Schedule.

                  (a) Organization and Corporate Power. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Seller has full corporate power and authority and all licenses, permits and authorizations necessary to carry on the Business and to own and use the properties owned and used by it.
Section 3(a) of the Disclosure Schedule lists all such licenses, permits and authorizations.

                  (b) Authorization of Transaction. The Seller and the Seller Stockholders have full power and authority (including, with respect to the Seller, full corporate power and authority) to execute and deliver this Agreement, the Bill of Sale, the Noncompete Agreement and the Transitional Services Agreement (collectively, the "Transaction Documents") and to perform their obligations under the Transaction Documents. Without limiting the generality of the foregoing, the board of directors of the Seller and the Seller Stockholders have duly authorized the execution, delivery, and performance of the Transaction Documents by the Seller. This Agreement and, when executed and delivered, the other Transaction Documents constitute the valid and legally binding obligations of the Seller and the Seller Stockholders, as the case may be, enforceable in accordance with their terms and conditions, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting enforcement of creditors' rights generally and the application of general principles of equity.

                  (c) Noncontravention. Neither the execution and the delivery of the Transaction Documents, nor the consummation of the transactions contemplated thereby (including the assignments referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller or the Seller Stockholders are subject or any provision of the charter or bylaws of the Seller, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller or the Seller Stockholders are a party or by which they are bound or to which any of their assets are subject (or result in the imposition of any Security Interest upon any of their assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Division or on the ability of the Parties to consummate the transactions contemplated by the Transaction Documents. Except as set forth on Section 3(c) of the Disclosure Schedule, the Seller and the Seller Stockholders do not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government, governmental agency or third party in order for the Parties to consummate the transactions contemplated by the Transaction Documents (including the assignments referred to in Section 2 above), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Division or on the ability of the Parties to consummate the transactions contemplated by the Transaction Documents.

                  (d) Title to Assets. The Seller has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer. No person has any agreement, option, understanding or commitment or any right or privilege (whether by law, preemptive or contractual) which is capable of becoming an agreement, option, or commitment for the purchase or other acquisition from the Seller of any of the Acquired Assets, or any right or interest therein. The Acquired Assets and the assets and services to be provided to the Buyer by the Seller pursuant to the Transitional Services Agreement will allow the Buyer to carry on the Business in the same manner and to the same extent as it has been carried on by the Seller prior to the date of this Agreement.

                  (e) Financial Statements. Attached hereto as Exhibit C are the following financial statements (collectively, the "Financial Statements"): (i) unaudited consolidated statement of income as of and for the twelve (12) months ended December 31, 1998 (the "Most Recent Fiscal Year End") for the Division;
(ii) unaudited consolidated statement of income (the "Most Recent Financial Statements") as of and for the eight (8) months ended August 31, 1999 (the "Most Recent Fiscal Month End") for the Division; (iii) unaudited consolidated balance sheets and statements of income as of and for the fiscal years ended October 31, 1996, October 31, 1997 and October 31, 1998 for the Seller; and (iv) unaudited consolidated balance sheet and statement of income (the "Seller Most Recent Financial Statements") as of and for the ten (10) months ended August 31, 1999. The Financial Statements (including the notes thereto) have been prepared on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Division and the Seller, as the case may be, as of such dates and the results of operations of the Division and the Seller, as the case may be, for such periods; provided, however, that the Most Recent Financial Statements and Seller Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. Exhibit C also includes the Seller's most recent financial projections for the Division.

                  (f) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations or results of operations of the Division taken as a whole. Without limiting the generality of the foregoing, since that date:

                           (i) the Division has not sold, leased, transferred, or assigned any assets, tangible or intangible, outside the Ordinary Course of Business;

                           (ii) the Division has not entered into any agreement, contract, lease, or license outside the Ordinary Course of Business;

                           (iii) no party (including the Division) has accelerated, terminated, made material modifications to, or canceled any agreement, contract, lease, or license to which the Division is a party or by which it is bound;

                           (iv) the Division has not imposed any Security Interest upon any of the Acquired Assets;

                           (v) the Division has not made any capital expenditures outside the Ordinary Course of Business;


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

                           (vi) the Division has not made any material capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;

                           (vii) the Division has not created, incurred, assumed, or guaranteed any indebtedness for borrowed money and capitalized lease obligations;

                           (viii) the Division has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                           (ix) the Division has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

                           (x) the Division has not made any loan to, or entered into any other transaction with, any of the directors, officers, and employees of the Seller and its Subsidiaries;

                           (xi) the Division has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of the directors, officers, and employees of the Seller, or taken any such action with respect to any other Employee Benefit Plan; and

                           (xii) the Division has not committed to any of the foregoing.

                  (g) Undisclosed Liabilities. The Division has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for
(i) liabilities set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) and (ii) liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business and which are set forth on Section 3(g) of the Disclosure Schedule.

                  (h) Legal Compliance. The Division has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply, except where the failure to comply would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Division.

                  (i) Tax Matters.

                           (i) The Seller has filed all Income Tax Returns that it was required to file. All such Income Tax Returns were correct and complete in all material respects. All Income

         Taxes owed by the Seller and due (whether or not shown on any Income Tax Return) have been paid. The Seller currently is not the beneficiary of any extension of time within which to file any Income Tax Return.

                           (ii) There is no material dispute or claim concerning any Income Tax liability of the Seller (A) claimed or raised by any authority in writing or (B) as to which any of the Seller Stockholders and the directors and officers of the Seller has Knowledge based upon personal contact with any agent of such authority.

                           (iii) Section 3(i)(iii) of the Disclosure Schedule lists all federal, state, provincial, municipal, local, and foreign Income Tax Returns filed by the Seller for taxable periods ended on or after October 31, 1992, indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller since October 31, 1992. The Seller has not waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

                  (j) Intellectual Property.

                           (i) Except with respect to the name "Discovery Place" and the URL for the Discovery Place web site (www.discoveryplace.com) (collectively, the "Excepted Intellectual Property"), the Division has not interfered with, infringed upon, misappropriated, or violated any intellectual property rights of third parties, and none of the Seller Stockholders and the directors and officers of the Seller and its Subsidiaries has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Division must license or refrain from using any intellectual property rights of any third party). To the Knowledge of any of the Seller Stockholders and the directors and officers of the Seller and its Subsidiaries, (A) with respect to the Excepted Intellectual Property, the Division has not interfered with, infringed upon, misappropriated, or violated any intellectual property rights of third parties, and (B) except as set forth on Section 3(j)(i)(B) of the Disclosure Schedule, no third party has interfered with, infringed upon, misappropriated, or violated any intellectual property rights of the Division.

                           (ii) Section 3(j)(ii) of the Disclosure Schedule identifies each patent, trademark, copyright or other Intellectual Property registration which has been issued to the Division with respect to any of its Intellectual Property, identifies each pending application or application for registration which the Division has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Division has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Section 3(j)(ii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by the Division in connection with the Business. With respect to each item of Intellectual Property required to be identified in Section 3(j)(ii) of the Disclosure Schedule:

                                    (A) the Division possesses all right, title,
                  and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                                    (B) the item is not subject to any
                  outstanding injunction, judgment, order, decree, ruling, or charge;

                                    (C) no royalty or other fee is required to
                  be paid by the Division with respect to such item;

                                    (D) there are no restrictions on the ability
                  of the Division or any successor or assignee thereof to use and exploit all rights associated with such item;

                                    (E) no action, suit, proceeding, hearing,
                  investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Seller Stockholders and the directors and officers of the Seller and its Subsidiaries, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                                    (F) the Division has never agreed to
                  indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                           (iii) Except for the Open Source Software, the Division does not use any item of intellectual property owned by a third party pursuant to license, sublicense, agreement, or permission.

                  (k) Tangible Assets. The tangible assets included in the Acquired Assets are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

                  (l) Contracts. Section 3(l) of the Disclosure Schedule lists the following contracts and other agreements to which the Division is a party and the respective expiration dates thereof:

                           (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person;

                           (ii) any agreement (or group of related agreements) for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, including any subscription, advertising or other form of customer agreements;

                           (iii) any agreement concerning a partnership, joint venture or other business venture or combination;

                           (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                           (v) any agreement concerning confidentiality or noncompetition;

                           (vi) any agreement involving any of the Seller Stockholders or their Affiliates (other than the Seller);

                           (vii) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Division; or

                           (viii) any other material agreement (or group of related agreements which together are material).

         The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 3(l) of the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 3(l) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any provision of the agreement.

                  (m) Notes and Accounts Receivable. All notes and accounts receivable of the Division are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts with respect to the Division set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Division.

                  (n) Powers of Attorney. To the Knowledge of any of the Seller Stockholders and the directors and officers of the Seller and its Subsidiaries, there are no outstanding powers of attorney executed on behalf of the Division.

                  (o) Litigation. Section 3(o) of the Disclosure Schedule sets forth all instances in which the Division (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of the Seller Stockholders and the directors and officers of the Seller and its Subsidiaries, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, provincial, municipal, local, or foreign jurisdiction or before any arbitrator or mediator.

                  (p) Employee Benefits. The consummation of the transactions contemplated by this Agreement will not in any way result in the Buyer or its Affiliates incurring any liability whatsoever in connection with retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary contributions, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit which the Seller or any of its Affiliates maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to for the benefit of their respective employees or former employees (collectively, "Employee Benefit Plans").

                  (q) Guaranties. The Division is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

                  (r) Certain Business Relationships with the Division. None of the Seller Stockholders and their Affiliates has been involved in any material business arrangement or relationship with the Division within the past 12 months, and none of the Seller Stockholders and their Affiliates owns any asset, tangible or intangible, which is used in the business of the Division.

                  (s) Year 2000. To the Knowledge of any of the Seller Stockholders and the directors and officers of the Seller and its Subsidiaries, there is no matter which will prevent each system, comprising of software, hardware, databases or embedded control systems (microprocessor controlled, robotic or other device) owned, leased or within the control of the Division (collectively, a "System"), that constitutes any part of, or is used in connection with the use, operation or enjoyment of any material tangible or intangible asset or real property of the Division to (i) be designed to be used prior to and after January 1, 2000, (ii) operate without error arising from the creation, recognition, acceptance, calculation, display, reporting, storage, retrieval, accessing, comparison, sorting, manipulation, processing or other use of dates, or date-based, date-dependent or date-related data, including, but not limited to, century recognition, day-of-the-week recognition, leap years, date values and interfaces of date functionalities, provided that external date data is received in the proper format, and (iii) not be adversely affected by the advent of the year 2000 or subsequent years, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century (collectively, items (i) through (iii) are referred to herein as "Year 2000 Compliant"). All licenses for the use of any System are certified by the manufacturer to be Year 2000 Compliant and to contain the capabilities required to be Year 2000 Compliant within the Division computer systems (hardware and software), or the licenses permit the Division or a third party to make all modifications, bypasses, de-bugging, work-arounds, repairs, replacements, conversions or corrections necessary to permit the System to operate compatibly, in conformance with their respective specifications, and to be Year 2000 Compliant. The Seller Stockholders and the directors and officers of the Seller and its Subsidiaries have no reason to believe that the Division may incur material expenses arising from or relating to the failure of any of its Systems as a result of not being Year 2000 Compliant.

                  (t) Customers. Section 3(t) of the Disclosure Schedule sets forth a true and complete list of all customers of the Division as of the date of this Agreement and, except as set forth on Section 3(t) of the Disclosure Schedule, the Seller is not aware of any customer that may cease doing business with the Division subsequent to the Closing. The Seller Stockholders and the directors and officers of the Seller and its Subsidiaries have no Knowledge of any facts which could reasonably be expected to result in the loss of any customers or sources of revenue of the Division.

                  (u) Software. The Software is functional, able and adequate to carry on the Business as it is currently being conducted without material bugs or impediments, including without limitation (A) interfacing to the Discovery Place MySQL database (the "Database") containing the listing information for the Discovery Place web site, (B) allowing access to the Database through browser-based forms and allowing Database listings to be created, edited and deleted with such forms, (C) converting the information within the Database into an interlinked set of HTML pages that comprise the Discovery Place web site, (D) using the member listings contained within the Database to generate advertising banners shown randomly throughout the Discovery Place web site, (E) allowing a browser-based user to search for information within the Database based upon information in the title of the listing and the categories in which the listing is contained, and (F) generating readership statistics for the Discovery Place web site and collating such statistics into a set of HTML documents. The Seller has good and marketable title to, and is the original developer, and sole owner of, the Proprietary Software and source codes associated therewith, free and clear of any Security Interest or restrictions on transfer, and no other Person has any right, title or interest whatsoever in the Proprietary Software and source codes associated therewith. Section 3(u) of the Disclosure Schedule sets forth (i) any off the shelf software used in connection with the Business, and
(ii) all customer-owned software developed by the Seller and used in connection with the Business ("Customer Software").

                  (v) Disclosure. The representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

         4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

                  (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                  (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver the Transaction Documents and to perform its obligations under the Transaction Documents. This Agreement and, when executed and delivered, the other Transaction Documents constitute the valid and legally binding obligations of the Buyer, enforceable in accordance with their terms and conditions, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting enforcement of creditors' rights generally and the application of general principles of equity.

                  (c) Noncontravention. Neither the execution and the delivery of the Transaction Documents, nor the consummation of the transactions contemplated thereby (including the assignments referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets are subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by the Transaction Documents. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government, governmental agency or third party in order for the Parties to consummate the transactions contemplated by the Transaction Documents (including the assignments referred to in Section 2 above), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by the Transaction Documents.

         5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

                  (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

                  (b) Notices and Consents. The Seller and the Seller Stockholders will give any notices to third parties, and the Seller and the Seller Stockholders will use their reasonable best efforts to obtain any third party consents in connection with the matters referred to in Section 3(c) above. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4(c) above.

                  (c) Operation of Business. The Seller will not cause or permit the Division to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not cause or permit the Division to engage in any practice, take any action, or enter into any transaction of the sort described in Section 3(f) above.

                  (d) Preservation of Business. The Seller will cause the Division to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees and shall operate the Division in the Ordinary Course of Business.

                  (e) Full Access. The Seller will permit (and will cause the Division to permit) representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Division, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Division. The Buyer will treat and hold as such any Confidential Information it receives from any of the Seller Stockholders, the Seller, and its Subsidiaries in the course of the reviews contemplated by this
Section 5(e), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Seller all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

                  (f) Notice of Developments. Each of the Parties will give prompt written notice to the other Parties of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

                  (g) Exclusivity. Neither the Seller nor the Seller Stockholders shall, nor shall they authorize or permit any of the officers, directors or employees of the Seller or any investment banker, financial advisor, attorney, accountant or other representative retained by the Seller or the Seller Stockholders to, initiate, solicit, negotiate or encourage (including by way of furnishing information), or take any other action to facilitate or entertain, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any proposal or offer to acquire all or any substantial part of the Business, or all or substantially all of the capital stock of the Seller, whether by merger, purchase of assets, exchange offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transaction being referred to herein as an "Other

Acquisition Transaction") or agree to endorse or recommend any such Other Acquisition Transaction. In the event that a Person makes an unsolicited offer to enter into an Other Acquisition Transaction, the Seller or the Seller Stockholders, as the case may be, shall promptly inform the Buyer as to that fact and shall furnish to the Buyer the specifics thereof in writing.

                  (h) Server Test. The Seller shall cause Frank Verhagen, at the Seller's cost and expense, to be at the offices of the Buyer in Denver, Colorado, on September 27-28, 1999, to deliver to the Buyer a server containing copies of all Software and Customer Software and to assist and consult with the Buyer regarding such server and software and the testing thereof. During such testing, the Seller and Frank Verhagen shall cause such server and software to operate to the satisfaction of the Buyer in its sole discretion.

         6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

                  (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to the Division.

                  (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Division, the other Parties will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

                  (c) Transition. Neither the Seller nor the Seller Stockholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Division from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Division prior to the Closing.

                  (d) Confidentiality. The Seller and the Seller Stockholders shall treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement and the Transitional Services Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in their possession, other than Seller's copies of (i) financial records of the Division which the Seller is required by applicable law to maintain, and (ii) the Proprietary Software and Intellectual Property for which the Seller retains ownership pursuant to the definition of "Acquired Assets" in Section 1 above. In the event that the Seller or the Seller Stockholders are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Person will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this
Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller or the Seller Stockholders are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Person may disclose the Confidential Information to the tribunal; provided, however, that such Person shall use reasonable best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

                  (e) Covenant Not to Compete. For a period of five (5) years from and after the Closing Date, the Seller and the Seller Stockholders shall not directly or indirectly own any interest in, operate, provide services similar to, manage, control, participate in, consult with, render services for, be employed by, serve as an officer or director of an entity engaged in, advise any Person engaged in, or in any manner engage in web-based information and transaction services for the Energy Industry in the geographic areas set forth on Exhibit D attached hereto; provided, however, that (i) no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses, and (ii) the period of Kim Lerner's covenant not to compete shall be for a period of two (2) years from and after the Closing Date. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                  (f) Advisory Board. For a period of two (2) years from the Closing Date, each of Frank Verhagen and Michael Lazar shall, at the request of Energy Auction Exchange, Inc., a Delaware corporation and the parent corporation of the Buyer ("EAE"), serve, with no compensation, as a member of EAE's advisory board (the "Advisory Board") to offer technical guidance and advice to EAE. EAE may use, publish and/or distribute, as EAE shall determine, a biographical background of each of Frank Verhagen and Michael Lazar in connection with their membership on the Advisory Board.

                  (g) Proprietary Software.

                           (i) The Buyer agrees that it shall use the Proprietary Software only in connection with the Energy Industry and that during the time that the Buyer owns such Proprietary Software, only the Buyer and/or its Affiliates shall own the source code for such Proprietary Software for use in connection with the Energy Industry and the Buyer and/or its Affiliates shall not license the source code for such Proprietary Software to any other Person.

                           (ii) The Seller agrees that it shall not use the Proprietary Software in any way in connection with the Energy Industry.

                           (iii) The Buyer and the Seller agree that if either transfers its ownership interest in, or licenses the Proprietary Software, as a condition to such transfer or license the respective transferee or licensee, as the case may be, shall agree to be bound by the terms and provisions of this Section 6(g) as if such Person were a party to this Agreement.

         7. Conditions to Obligation to Close.

                  (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties set forth in
         Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                           (ii) the Seller and the Seller Stockholders shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                           (iii) the Seller and the Seller Stockholders shall have given notices to third parties and procured all of the third party consents specified in Section 5(b) above;

                           (iv) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, provincial, municipal, local, or foreign jurisdiction or before any arbitrator or mediator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
         (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own the Acquired Assets or to operate the Business;

                           (v) the Seller and the Seller Stockholders shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

                           (vi) the Seller, the Seller Stockholders and the Buyer shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 5(b) above;

                           (vii) the Seller Stockholders shall have entered into Noncompete Agreements in substantially the form of Exhibit E attached hereto (the "Noncompete Agreement") and the same shall be in full force and effect;

                           (viii) the Seller shall have entered into the Transitional Services Agreement substantially in the form of Exhibit F attached hereto (the "Transitional Services Agreement") and the same shall be in full force and effect;

                           (ix) the Seller shall have delivered to the Buyer digital copies of the Software, Customer Software and all other available information used in connection with the Business (i.e., customer lists, business plans etc.) and hard copies of all other information, files, records, books, agreements, documents, instruments and similar items used in connection with the Business;

                           (x) the Seller shall have executed the Bill of Sale and the same shall be in full force and effect;

                           (xi) the Buyer shall have completed a due diligence review of the Division, which review shall be satisfactory to the Buyer in its sole discretion;

                           (xii) The Seller shall have delivered to the Buyer a server with copies of all Software and Customer Software, and the testing of such server and software shall be satisfactory to the Buyer in its sole discretion;

                           (xiii) no material adverse change shall have occurred with respect to the business, financial condition, operations, results of operations or future prospects of the Division or the ability of the Parties to consummate the transactions contemplated by this Agreement; and

                           (xiv) all actions to be taken by the Seller and the Seller Stockholders in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

         The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

                  (b) Conditions to Obligation of the Seller and the Seller Stockholders. The obligation of the Seller and the Seller Stockholders to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties set forth in
         Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                           (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                           (iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, provincial, municipal, local, or foreign jurisdiction or before any arbitrator or mediator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                           (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

                           (v) the Seller, the Seller Stockholders and the Buyer shall have received all material authorizations, consents, and approvals of governments and governmental agencies referred to in
         Section 5(b) above;

                           (vi) the Buyer shall have entered into the Transitional Services Agreement substantially in the form of Exhibit F attached hereto and the same shall be in full force and effect; and

                           (vii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

         The Seller and the Seller Stockholders may waive any condition specified in this Section 7(b) if they execute a writing so stating at or prior to the Closing.

         8. Remedies for Breaches of This Agreement.

                  (a) Survival of Representations and Warranties. All of the representations and warranties of the Seller, the Seller Stockholders and the Buyer contained in this Agreement shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of one (1) year thereafter.

                  (b) Indemnification Provisions for Benefit of the Buyer.

                           (i) In the event the Seller or the Seller
         Stockholders breach any of their (i) representations and warranties contained in this Agreement, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Buyer makes a written claim for indemnification against the Seller or the Seller Stockholders, as the case may be, pursuant to Section 10(g) below within such survival period, or (ii) covenants contained in this Agreement, and the Buyer makes a written claim for indemnification against the Seller or the Seller Stockholders, as the case may be, pursuant to Section 10(g) below, then the Seller and the Seller Stockholders, jointly and severally, agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that (A) the Seller and the Seller Stockholders shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation, warranty or covenant of the Seller or the Seller Stockholders until the Buyer has suffered Adverse Consequences by reason of all such breaches in excess of US$50,000 in the aggregate (the "Basket"), in which case the Buyer shall be entitled to recover the full amount of such claims, including the amounts included in the Basket, pursuant to this Agreement, and (B) there shall be a US$500,000 aggregate ceiling on the obligation of the Seller and the Seller Stockholders to indemnify the Buyer from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by such breaches of the representations, warranties or covenants of the Seller or the Seller Stockholders.

                           (ii) The Seller and the Seller Stockholders, jointly and severally, agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any
         (A) liability of the Seller (including any liability of the Seller that becomes a liability of the Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law), (B) liability of the Business arising, incurred, for or in connection with any period on or prior to the Closing Date, or (C) breach of the terms and provisions of the Transitional Services Agreement.

                  (c) Indemnification Provisions for Benefit of the Seller.

                           (i) In the event the Buyer breaches any of its (i)
representations and warranties contained in this Agreement, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to
Section 10(g) below within such survival period, or (ii) covenants contained in this Agreement, and the Seller makes a written claim for indemnification against the

Buyer pursuant to Section 10(g) below, then the Buyer and EAE agree to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that (A) the Buyer and EAE shall not have any obligation to indemnify the Seller from and against any Adverse Consequences resulting from, arising out of, relating to in the nature of, or caused by the breach of any representation, warranty or covenant of the Buyer until the Seller has suffered Adverse Consequences by reason of all such breaches in excess of the Basket, in which case the Seller shall be entitled to recover the full amount of such claims, including the amounts in the Basket, pursuant to this Agreement, and (B) there shall be a US$100,000 aggregate ceiling on the obligation of the Buyer and EAE to indemnify the Seller from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by such breaches of the representations, warranties or covenants of the Buyer.

                           (ii) The Buyer and EAE agree to indemnify the Seller
from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Buyer and/or its Affiliates transferring ownership of or licensing the source code for the Proprietary Software for use in connection with the Energy Industry in breach of the Buyer's covenant contained in Section 6(g) above; provided, however, that (A) the Buyer and EAE shall not have any obligation to indemnify the Seller from and against any Adverse Consequences resulting from, arising out of, relating to in the nature of, or caused by such breach of the Buyer's covenant until the Seller has suffered Adverse Consequences by reason of such breach in excess of the Basket, in which case the Seller shall be entitled to recover the full amount of such claims, including the amounts in the Basket, pursuant to this Agreement, and (B) there shall be a US$200,000 aggregate ceiling on the obligation of the Buyer and EAE to indemnify the Seller from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by such breach of the Buyer's covenant contained in Section 6(g) above.

                  (d) Matters Involving Third Parties.

                           (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                           (ii) The Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within fifteen (15) days after the Indemnified Party has given notice of the

         Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

                           (iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party, and
         (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

                           (iv) In the event the Indemnifying Party does not assume and conduct the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (B) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

                  (e) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for tax consequences and insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section
8. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

                  (f) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of any representation, warranty, or covenant with respect to the Division or the transactions contemplated by this Agreement.

         9. Termination.

                  (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                           (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                           (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach, or (B) if the Closing shall not have occurred on or before September 30, 1999, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                           (iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach, or (B) if the Closing shall not have occurred on or before September 30, 1999, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

                  (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5(e) above shall survive termination.

         10. Miscellaneous.

                  (a) Press Releases and Public Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

                  (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  (c) Entire Agreement. This Agreement (including any ancillary documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                  (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

                  (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then three
(3) business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Seller or the Seller Stockholders:

                           World Web Technologies Inc.
                           #410, 1010 - 1st Street S.W.
                           Calgary, Alberta
                           Canada T2R 1K4
                           Attn:  Frank Verhagen
                           Facsimile No:  (403) 777-9304

         If to the Buyer:

                           EAEDP, Inc.
                           7900 East Union Avenue
                           Suite 100
                           Denver, Colorado  80237
                           USA
                           Attn:  Gary R. Vickers
                           Facsimile No.:  (303) 694-5326

         With a copy to:

                           Jacobs Chase Frick Kleinkopf & Kelley LLC
                           1050 Seventeenth Street, Suite 1500
                           Denver, Colorado  80265
                           USA
                           Attn:  Darren R. Hensley, Esq.
                           Telephone No.:  (303) 685-4800
                           Facsimile No.:  (303) 685-4869

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                  (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

                  (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  (k) Expenses. Each of the Parties hereto will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                  (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, provincial, local, municipal or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

                  (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  (n) Tax Matters.

                           (i) The Seller will be responsible for the preparation and filing of all Income Tax Returns for the Division for all periods as to which Income Tax Returns are due before and after the Closing Date (including the consolidated, unitary, and combined Income Tax Returns for the Seller which include the operations of the Division for any period ending on or before the Closing Date). The Seller will make all payments required with respect to any such Income Tax Return.

                           (ii) The Buyer will be responsible for the preparation and filing of all Income Tax Returns for the Division for all periods as to which Income Tax Returns are due after the Closing Date (other than for Income Taxes with respect to periods for which the consolidated, unitary, and combined Income Tax Returns of the Seller will include the operations of the Division as set forth in Section 10(n)(i) above). The Buyer will make all payments required with respect to any such Income Tax Return; provided, however, that the Seller will reimburse the Buyer concurrently therewith to the extent any payment the Buyer is making relates to the operations of the Division for any period ending on or before the Closing Date.

                  (o) Execution. The Parties shall be entitled to rely on delivery by facsimile machine of an executed copy of this Agreement and such facsimile copy shall be effective to create a valid and binding agreement among the Parties in accordance with the terms hereof.

                  (p) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(r) below), in addition to any other remedy to which they may be entitled, at law or in equity.

                  (q) Dispute Notification and Resolution Procedure. Any disputes or claims (collectively, "Claims") arising out of or related to this Agreement or a breach hereof shall be subject to the following provisions:

                           (i) Any Party with a Claim (the "Claimant") shall
notify any other Party against whom the Claimant has a Claim (the "Notified Party") in writing of the Claim, which writing shall describe the nature of the Claim and the proposed remedy (the "Claim Notice").

                           (ii) Within a reasonable period of time after receipt
of the Claim Notice, which period shall not exceed sixty (60) days, the Notified Party and the Claimant shall meet at a mutually-acceptable location to discuss the Claim. The Notified Party and the Claimant shall negotiate in good faith in an attempt to resolve the Claim.

                           (iii) If the Claimant and the Notified Party cannot
resolve the Claim pursuant to the procedures described in subparagraphs (q)(i) and (ii) above, either the Claimant or the Notified Party may commence binding arbitration with the American Arbitration Association. The following rules and procedures shall apply in all cases unless the parties to the arbitration agree otherwise:

                                    (A) The provider shall be the American
         Arbitration Association. The proceeding shall be governed by the rules and procedures of the Arbitrator, subject to the modification described herein.

                                    (B) The proceeding shall be held in Denver,
         Colorado.

                                    (C) There shall be one arbitrator (the
         "Arbitrator") mutually acceptable to the parties to the arbitration; provided, however, that if the parties to the arbitration cannot mutually agree upon an Arbitrator within fifteen (15) days of the submission of the Claim to arbitration, the American Arbitration Association shall select the Arbitrator.

                           (iv) The Arbitrator shall be an attorney or retired judge.

                           (v) The Arbitrator in his or her discretion may order such discovery as any party to the arbitration may request, including without limitation production of documents and depositions.

                           (vi) If the parties to the arbitration agree, the Arbitrator may retain a neutral expert to advise the Arbitrator on technical matters.

                           (vii) The rules of evidence need not be followed at the arbitration hearing, provided that the Arbitrator shall follow substantive rules of law in rendering his or her decision. Any party to the arbitration may request a stenographic record of the arbitration hearing.

                           (viii) The Arbitrator may award such legal and equitable damages as may be rendered in a court of law, including without limitation money damages and injunctive relief.

                           (ix) The Arbitrator shall render a written decision within thirty (30) days of the closing of the arbitration hearing unless an extension is granted by all parties to the arbitration. The decision shall contain findings of fact and conclusions of law. The decision shall be final and binding on the parties to the arbitration and may be enforced in any court of competent jurisdiction.

                           (x) The Arbitrator shall have the discretion to award costs and attorneys' fees to the party that the Arbitrator has determined is the prevailing party.

                  (r) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Denver, Colorado, in any action or proceeding arising out of or relating to Section 10(p) above or the enforcement of an arbitration decision pursuant to Section 10(q) above and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10(g) above. Nothing in this Section 10(r), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

                                    * * * * *

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                         WORLD WEB TECHNOLOGIES INC.


                                         /s/
                                         ---------------------------------------
                                         By:
                                              ----------------------------------
                                         Its:
                                              ----------------------------------


                                         EAEDP, INC.


                                         /s/
                                         ---------------------------------------
                                         By:
                                              ----------------------------------
                                         Its:
                                              ----------------------------------


                                         SELLER STOCKHOLDERS:

                                         /s/ Frank Verhagen
                                         ---------------------------------------
                                         Frank Verhagen

                                         /s/ Michael Lazar
                                         ---------------------------------------
                                         Michael Lazar

                                         /s/ Kim Lerner
                                         ---------------------------------------
                                         Kim Lerner

                                         /s/ Jean Brockman
                                         ---------------------------------------
                                         Jean Brockman

                                    EXHIBIT A

                           BILL OF SALE AND ASSIGNMENT

                                    EXHIBIT B

                               ALLOCATION SCHEDULE


                  Asset                               Allocation
                  -----                               ----------
1.       Software                                     US$252,500
2.       Hardware                                     US$500
3.       All other Acquired Assets                    US$247,000

                                    EXHIBIT C

                      FINANCIAL STATEMENTS AND PROJECTIONS

                                    EXHIBIT D

                           NONCOMPETE GEOGRAPHIC AREA

I.       United States and Districts

         Alabama
         Alaska
         Arizona
         Arkansas
         California
         Colorado
         Connecticut
         Delaware
         District of Columbia
         Florida
         Georgia
         Hawaii
         Idaho
         Illinois
         Indiana
         Iowa
         Kansas
         Kentucky
         Louisiana
         Maine
         Maryland
         Massachusetts
         Michigan
         Minnesota
         Mississippi
         Missouri
         Montana
         Nebraska
         Nevada
         New Hampshire
         New Jersey
         New Mexico
         New York
         North Carolina
         North Dakota
         Ohio
         Oklahoma
         Oregon

         Pennsylvania
         Rhode Island
         South Carolina
         South Dakota
         Tennessee
         Texas
         Utah
         Vermont
         Virginia
         Washington
         West Virginia
         Wisconsin
         Wyoming

II.      Mexico States and Federal Districts

         Aguascalientes
         Baja California
         Baja California Sur
         Campeche
         Chiapas
         Chihuahua
         Coahuila de Zaragoza
         Colima
         Distrito Federal
         Durango
         Guanajuato
         Guerrero
         Hidalgo
         Jalisco
         Mexico
         Michoacan de Ocampo
         Morelos
         Nayarit
         Nuevo Leon
         Oaxaca
         Puebla
         Queretaro de Arteaga
         Quintana Roo
         San Luis Potosi
         Sinaloa
         Sonora
         Tabasco
         Tamaulipas

         Tlaxcala
         Veracruz-Llave
         Yucatan
         Zacatecas

III.     Canada Provinces and Territories

         Alberta
         British Columbia
         Manitoba
         New Brunswick
         Newfoundland
         Northwest Territories
         Nova Scotia
         Nunavut
         Ontario
         Prince Edward Island
         Quebec
         Saskatchewan
         Yukon Territory

                                    EXHIBIT E

                          FORM OF NONCOMPETE AGREEMENT

                                    EXHIBIT F

                     FORM OF TRANSITIONAL SERVICES AGREEMENT